Exhibit 99.2
SIPERIAN, INC.
INDEPENDENT AUDITOR’S REPORT
AND
CONSOLIDATED FINANCIAL STATEMENTS
As of and for the year ended May 31, 2009

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors
Siperian, Inc.
We have audited the accompanying consolidated balance sheet of Siperian, Inc. (the “Company”) as of May 31, 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe our audit provides a reasonable basis for our opinion.
In our opinion, the above referenced consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ MOSS ADAMS LLP
Santa Clara, California
December 10, 2009
(except for the effects of the application of EITF
Topic D-98 to the Company’s Preferred Stock as
described in Note 2, and Subsequent Events as
described in Note 14, as to which the
date is April 12, 2010)

CONSOLIDATED FINANCIAL STATEMENTS

SIPERIAN, INC.
CONSOLIDATED BALANCE SHEET
As Of May 31, 2009
(Amounts in thousands, except share and per share data)

2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,417
Accounts receivable, net of allowance for doubtful accounts of $114	5,212
Prepaid expenses and other current assets	780

Total current assets	14,409

PROPERTY AND EQUIPMENT, net	955
OTHER ASSETS	165

Total assets	$15,529

LIABILITIES, CONDITIONALLY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,384
Accrued liabilities	3,883
Deferred revenue, current portion	7,349
Line of credit, net of discount of $35	746

Total current liabilities	13,362

LONG TERM LIABILITIES
Notes payable to stockholders	9,402
Deferred revenue	146
Deferred rent	137
Warrant to purchase preferred stock	249

Total long term liabilities	9,934

COMMITMENTS AND CONTINGENCIES (See Note 11)

Conditionally redeemable convertible preferred stock:
$0.001 par value; issuable in series; 73,689,074 shares authorized; 73,027,381 shares issued and outstanding; aggregate liquidation preference of $60,023	68,100

STOCKHOLDERS’ DEFICIT
Common stock: $0.001 par value; 105,000,000 shares authorized; 2,358,356 shares issued and outstanding	2
Additional paid-in capital	1,305
Accumulated deficit	(77,174)

Total stockholders’ deficit	(75,867)

Total liabilities, conditionally redeemable convertible preferred stock and stockholders’ deficit	$15,529

See accompanying notes.

SIPERIAN, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended May 31, 2009
(Amounts in thousands)

2009
Revenues
License revenues	$13,547
Service revenues and reimbursable expenses	11,095

Total revenues	24,642

Cost of revenues
Cost of license revenues	1,305
Cost of service revenues and reimbursable expenses	8,153

Total cost of revenues	9,458

Gross profit	15,184

Operating expenses
Research and development	9,223
Sales and marketing	19,975
General and administrative	7,743

Total operating expenses	36,941

Loss from operations	(21,757)

Nonoperating income (expenses)
Interest income	164
Other expense, net	(364)

Total nonoperating expenses	(200)

Net loss	$(21,957)

See accompanying notes.

SIPERIAN, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
Year Ended May 31, 2009
(Amounts in thousands, except for share data)

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Deficit
Balance at May 31, 2008, as revised (See Note 2)	1,741,199	$1	$796	$(55,217)	$(54,420)

Common stock issued upon exercises of options	617,157	1	83	—	84
Stock-based compensation for employees	—	—	416	—	416
Stock-based compensation for nonemployees	—	—	10	—	10
Net loss	—	—	—	(21,957)	(21,957)

Balance at May 31, 2009	2,358,356	$2	$1,305	$(77,174)	$(75,867)

See accompanying notes.

SIPERIAN, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
As Of May 31, 2009
(Amounts in thousands)

2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,957)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation expense	750
Stock-based compensation expense	426
Revaluation of preferred stock warrants	—
Changes in assets and liabilities
Accounts receivable, net	(302)
Prepaid expenses and other current assets	(396)
Accounts payable	(521)
Accrued liabilities	1,942
Deferred revenue	2,858

Net cash used in operating activities	(17,200)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(390)

Net cash used in investing activities	(390)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of line of credit	(1,576)
Proceeds from issuance of notes payable to stockholders	9,402
Proceeds from common stock issuances	84

Net cash provided by financing activities	7,910

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,680)
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	18,097

CASH AND CASH EQUIVALENTS — END OF YEAR	$8,417

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:

Interest	$328

Income taxes	$38

See accompanying notes.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

NOTE 1 — DESCRIPTION OF THE COMPANY
Siperian, Inc. (the “Company”) was incorporated in the state of Delaware on November 17, 2000. The Company is a provider of a solution for comprehensive master data integration and management. The Company provides an integrated model-driven master data management (MDM) platform that adapts to most business requirements. MDM provides a holistic, single view of foundational business entities, commonly referred to as master data, such as customers, suppliers, employees, citizens, assets, locations and products. Successful MDM projects facilitate better operational efficiency, higher customer loyalty, and improved compliance efforts. The Company’s extensible solution enables enterprises to cost-effectively provide trustworthy master data to any system or business user, resulting in more efficient and profitable business processes, reduced data operations costs, and increased accuracy of regulatory compliance.
Liquidity — The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the year ended May 31, 2009, the Company incurred a net loss of $21,957 and negative cash flows from operations of $17,200. As of May 31, 2009, the Company had an accumulated deficit of $77,174 and cash and cash equivalents of $8,417. While the Company has had losses from operations, these losses were the result of slower than anticipated revenue growth in its core business. The continued success of the Company as a going concern is predominantly dependent upon its transition to attaining profitable operations by achieving a level of sales adequate to support the Company’s cost structure. Management believes that the effects of the strategic actions implemented to increase revenue as well as control costs, and its ability to raise additional investment capital, will be adequate to generate sufficient cash resources to fund operations for the foreseeable future. Failure to generate sufficient revenues or raise additional capital at terms acceptable to the Company could have a material adverse effect on the Company’s ability to achieve its intended business objectives.
Significant risks and uncertainties — The Company operates in the software industry, and accordingly, can be affected by a variety of factors including factors described in these notes. For example, management of the Company believes that adverse changes in any of the following areas, among others, could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: ability to increase revenues; the hiring, training, and retention of key employees; development of distribution capabilities; software industry risks, including reductions in corporate technology spending; market acceptance of the Company’s products under development; fundamental changes in the technology underlying the Company’s software products; dependence on specific products; the Company’s dependence on third-party relationships; arbitration, litigation, or other claims against the Company or its intellectual property; successful and timely completion of product development efforts; and product introductions by competitors.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.
Principles of Consolidation — The consolidated financial statements include the accounts of Siperian, Inc. and its two wholly owned subsidiaries, Delos Technology (a New York Corporation) and Siperian, UK Ltd. Delos Technology itself has a wholly-owned subsidiary, Delos Technology Canada, Inc. All intercompany accounts and transactions have been eliminated in consolidation. The foreign exchange impact was immaterial for the year ended May 31, 2009.
Cash and Cash Equivalents — The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of institutional money market mutual funds totaling $1,402 as of May 31, 2009.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

Fair Value of Financial Instruments — Effective June 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which defines fair value and provides guidance for using fair value to measure assets and liabilities. In accordance with SFAS No. 157 and Financial Accounting Standards Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157,” the Company adopted SFAS No. 157 with regard to all financial assets and liabilities in its financial statements in fiscal year 2009 and has elected to delay the adoption of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities until fiscal year 2010. SFAS No. 157 is applicable whenever other standards require or permit assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Accordingly, the carrying amounts of certain financial instruments of the Company, including cash, continue to be valued at fair value on a recurring basis.
The fair value estimates presented in this report reflect the information available to the Company as of May 31, 2009. See Note 3, “Fair Value of Assets and Liabilities.”
Concentration of Credit Risk and Other Risks and Uncertainties — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable.
The Company’s cash and cash equivalents are deposited with three financial institutions and institutional money market mutual funds in the United States, Canada and the United Kingdom. The Company places its cash with higher credit quality financial institutions and attempts to limit the amounts invested with any one financial institution or in any type of financial instrument. The Company does not hold or issue financial instruments for trading purposes.
The Company’s products and services are concentrated mainly in the healthcare, life sciences, and financial services industries. Accounts receivable are reported at net realizable value and represent amounts that are invoiced to customers with contractual obligations where a signed and executed contract exists. Accounts are charged to allowance for doubtful accounts as they are deemed uncollectible, based upon a periodic review. The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net recognized receivable to the amount the Company reasonably believes will be collected. For the remaining customers, the Company recognizes allowances for doubtful accounts based on the length of time the aggregate receivables are outstanding, the current business environment and historical experience. The allowance for doubtful accounts totaled $114 as of May 31, 2009.
For the year ended May 31, 2009, the Company had one customer, Novartis, who comprised 12% of the Company’s total revenues.
The following table sets forth customers comprising 10% or more of the Company’s aggregate gross receivables as of May 31, 2009:

Eli Lilly	33%
St. Jude	15%
Cadbury	14%
Pfizer	14%
Property and Equipment — Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the respective assets. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to operations. Major additions and improvements are capitalized, while replacements, repairs and maintenance that do not extend the life of the asset are charged to operations as incurred.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

Impairment of Long-Lived Assets — The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the property, leasehold improvements and other long-lived assets or render them not recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such loss has been incurred as of May 31, 2009.
Software Development Costs — Costs related to research and development of new software products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product’s technological feasibility has been established, which to date has been when the Company has a working model of the software, and ending when a product is available for general release to customers. Substantially all development costs have been incurred prior to establishing a working model. As a result, the Company has not capitalized any software development costs as of May 31, 2009 as such costs have not been significant.
Preferred Stock Warrant Liability — Effective January 1, 2006, the Company adopted the provisions of FSP FAS 150-5, “Issuer’s Accounting under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable, an interpretation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. Pursuant to FSP FAS 150-5, freestanding warrants for shares that are either puttable or warrants for shares that may be redeemable are classified as liabilities on the balance sheet at fair value. The value of such warrants is adjusted to their fair value at the end of each reporting period.
The Company estimated the fair value of this warrant at the respective dates using the Black-Scholes-Merton option valuation model, based on the estimated market value of the underlying redeemable convertible preferred stock at the valuation measurement date, the contractual term of the warrant, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying redeemable convertible preferred stock. These estimates, especially the market value of the underlying redeemable convertible preferred stock and the expected volatility, are highly judgmental. (See Note 7)
Stock-based Compensation — The Company follows SFAS No. 123 (revised 2004), “Share- Based Payment”, (“SFAS No. 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values recognized over the requisite service period. The Company recognizes expense using the straight-line attribution approach.
The fair value of options granted is estimated on the grant date using the Black-Scholes-Merton option valuation model. This valuation model for stock compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation including the expected term (weighted average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, an assumed risk free interest rate and the estimated forfeitures of unvested stock options. The expense recorded is based on awards ultimately expected to vest and therefore is reduced by estimated forfeitures.
Expected forfeitures are based on the Company’s historical experience. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. To the extent actual forfeitures differ from the estimates, the difference will be recorded as a cumulative adjustment in the period the estimates are revised. No compensation expense is recorded for options that do not vest and stock compensation from vested options, whether forfeited or not, is not reversed.
Since the Company is a nonpublic entity and its stock is not actively traded, the stock volatility assumptions represent an average of the historical volatilities of the common stock of several entities with characteristics similar to the Company (peer group). The Company derived the expected term using the SAB 107 simplified method. As alternative sources of data become available in order to determine the expected term the Company will incorporate these data into its assumptions.
The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.
The Company has historically not paid dividends on common stock and has no foreseeable plans to issue dividends.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

For the year ended May 31, 2009, the Company calculated the fair value of each option grant on the date of grant using the Black-Scholes-Merton option pricing method with the following assumptions: weighted average expected options term of 5.96 years, risk free interest rate of 2.74%, dividend yield 0%; and volatility of 45% which represented the midpoint of volatility of ten publicly traded peer group companies’ volatility information under the same estimated expected terms.
The Company accounts for stock-based awards to nonemployees in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” and SFAS No. 123(R). Awards granted to non-employees are remeasured over the vesting period, using the Black-Scholes-Merton method to determine the fair value of such instruments, and the resulting value is recognized as an expense over the period the services are received.
Comprehensive Loss — Comprehensive loss is comprised of net loss and other comprehensive income. To date, the Company has not had any significant transactions that are required to be reported in comprehensive loss other than the Company’s net loss. The foreign exchange impact was immaterial for the year ended May 31, 2009.
Revenue Recognition — Revenues are derived from software licenses and related services, which include implementation and integration, technical support, training and consulting. Software license revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, no significant Company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collection is probable as prescribed in Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition,” as amended. For arrangements with multiple elements, the total fee from the arrangement is allocated among each element based upon vendor specific objective evidence (“VSOE”) of fair value of each of the undelivered elements. VSOE of fair value for the service elements is based upon the standard hourly rate the Company charges for services when such services are sold separately. VSOE of fair value for annual maintenance is established based upon the stated substantive renewal rate in the contract. When VSOE of fair value exists for all undelivered elements, the Company accounts for the delivered elements, primarily the license portion, based upon the “residual method” as prescribed by SOP No. 98-9, “Modification of SOP 97-2 with Respect to Certain Transactions.”
Service revenue is generally recognized as the services are performed. Services revenue primarily comprises revenue from consulting fees, maintenance contracts and training. Services revenue from consulting and training is recognized as the service is performed. Maintenance contracts include the right to unspecified upgrades and ongoing support. Maintenance revenue is deferred and recognized ratably as services are provided over the maintenance period, which is generally twelve months.
License and services revenue on contracts involving significant implementation, customization or services that are essential to the functionality of the software is recognized over the period of each engagement, primarily using the percentage-of-completion method. Labor hours incurred is generally used as the measure of progress towards completion as prescribed by Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Product-Type Contracts”. Revenue for these arrangements is classified as license revenue and services revenue based upon estimates of fair value for each element, and the revenue is recognized based on the percentage of-completion ratio for the arrangement. The Company considers a project completed when all contractual obligations have been met (generally the go-live date).
Customer advances and amounts billed to customers in excess of revenue recognized are recorded as deferred revenue.
Cost of Revenue — Cost of revenue primarily consists of costs related to salaries and benefits of operations and support personnel, software license fees, costs associated with development activities, including recoupment and amortization expense associated with capitalized development software.
Advertising Expense — Advertising costs are expensed as incurred. Advertising expense was $366 for the year ended May 31, 2009.
Income Taxes — The Company accounts for income taxes under the liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

The Company accounts for uncertain tax positions in accordance with SFAS No. 5, “Accounting for Contingencies,” whereby the effect of the uncertainty would be recorded if the outcome was considered probable and was reasonably estimable. As of May 31, 2009, the Company had not identified any uncertain tax positions requiring accrual or disclosure.
In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 clarifies the accounting for income taxes by presenting a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN No. 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.
FIN 48 was originally effective for the fiscal years beginning after December 15, 2006. In February 2008, the FASB issued Staff Position (“FSP”) FIN 48-2, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises”, which delayed by one year the effective date of FIN 48 for certain nonpublic enterprises. In December 2008, the FASB issued Staff Position FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises”, which again delayed by one year the effective date of FIN No. 48 for certain nonpublic enterprises. The Company has elected to defer the adoption of FIN No. 48 to the years beginning after December 15, 2008, in accordance with FSP FIN 48-3. The Company is continuing to evaluate the impact FIN No. 48 will have on its financial statements.
Fair Value Option — Effective June 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and financial liabilities. The Company did not elect the fair value option under this Statement.
Change in Accounting Principle — The Company effected a change in accounting principle in the current fiscal year related to the accretion to redemption value for its conditionally redeemable preferred stock. Previously, during the fiscal year ended May 31, 2008, the Company recorded $1,787 of accretion on its contingently redeemable preferred stock. During the year ended May 31, 2009, the Company determined that accretion to redemption value would be recorded when the contingency resolved. In accordance with SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3,” the Company retrospectively applied its new accounting principle and revised its stockholders’ deficit balances as of May 31, 2008 to reverse the previously accreted amount. The Company decreased its preferred stock and retained deficit balances and increased its balance for additional paid-in capital. There was no impact to the total overall stockholder’ deficit balance. The impact of the reversal of the previously accreted amount in the prior period is as follows:

	Conditionally Redeemable						Total
	Convertible Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Deficit
Balance at May 31, 2008, as previously reported	73,027,381	$69,887	1,741,199	$1	$—	$(56,208)	$(56,207)
Effect of change in method of accounting	—	(1,787)	—	—	796	991	1,787

Balance at May 31, 2008, as adjusted	73,027,381	$68,100	1,741,199	$1	$796	$(55,217)	$(54,420)

Reclassifications — The Company reclassified its contingently redeemable preferred stock from stockholders’ equity to mezzanine equity in accordance with ASR 168 and EITF Topic D-98. No other amounts were impacted.
Recent Accounting Pronouncements — In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and will be adopted by the Company in fiscal year 2010. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 141(R) on the consolidated financial statements.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of Accounting Research Bulletin No. 160” (“SFAS No. 160”) establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity in investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and will be adopted by the Company in fiscal year 2010. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on the consolidated financial statements.
In June 2009, the FASB issued Statement No. 165, “Subsequent Events”, which applies to interim or annual financial periods ending after June 15, 2009. The objective of this Statement is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 will be adopted by the Company in fiscal year 2010. The adoption of SFAS No. 165 is not expected to have any impact on the Company’s consolidated financial position, results of operations and cash flows.
In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, which amends the consolidation guidance applicable to variable interest entities. The amendments will significantly affect the overall consolidation analysis under FIN No. 46(R). This statement is effective as of the beginning of the first fiscal year that begins after November 15, 2009 and has currently not been codified in the ASC. This statement will be effective for the Company in fiscal year 2010, and the Company is assessing the potential impact of adoption, if any.
Effective June 1, 2009, the Company adopted SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162.” This standard establishes only two levels of U.S. generally accepted accounting principles (GAAP), authoritative and nonauthoritative. The FASB Accounting Standards Codification (the Codification) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became nonauthoritative. The Company will begin using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in fiscal year 2010. As the Codification was not intended to change or alter existing GAAP, the adoption is not expected to have any impact on the Company’s financial condition, results of operations and cash flows.
In June 2008, the EITF ratified Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock.” Issue No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will adopt Issue No. 07-5 effective June 1, 2009, and is assessing the potential impact of adoption, if any.
NOTE 3 — FAIR VALUE OF ASSETS AND LIABILITIES
Effective June 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 has been applied prospectively as of the beginning of 2008.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
In early 2008, the FASB issued FSP SFAS 157-2, “Effective Date of FASB Statement No. 157,” which delayed by one year the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay pertains to the following:
Nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination or other new basis event, but not measured at fair value in subsequent periods.
Goodwill and indefinite-lived intangible assets measured at fair value for impairment assessment under SFAS No. 142, “Goodwill and Other Intangible Assets.”
Nonfinancial assets (such as real estate or donations in kind) recorded at fair value at the time of donation.
Nonfinancial long-lived assets measured at fair value for impairment assessment under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Asset retirement obligations initially measured at fair value under SFAS No. 143, “Accounting for Asset Retirement Obligations.”
Nonfinancial liabilities for exit or disposal activities initially measured at fair value under SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”
Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Cash and Cash Equivalents — The Company holds money market mutual funds which are assessed to be Level 1 of which the carrying amount of $1,402 approximates fair value. These money market mutual funds are presented as cash equivalents on the Company’s consolidated balance sheet as of May 31, 2009.
Preferred Stock Warrant Liability — The carrying amount approximates fair value, estimated using inputs determined to be Level 3 (See Note 7).

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

NOTE 4 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of May 31, 2009:

Computer equipment	$1,500
Computer software	359
Office equipment	335
Leasehold improvements	977

3,171
Less: Accumulated depreciation and amortization	(2,216)

$955

The Company recorded $750 in depreciation and amortization expense for the year ended May 31, 2009.
NOTE 5 — ACCRUED LIABILITIES
Accrued liabilities consist of the following as of May 31, 2009:

Accrued compensation	$2,477
Accrued licenses	566
Accrued professional and legal	499
Accrued other	341

$3,883

NOTE 6 — NOTES PAYABLE TO STOCKHOLDERS
In December 2008, the Company entered into a Note Purchase Agreement where the Company issued convertible notes amounting to $9,402 to finance working capital requirements and to continue to grow the Company’s core business. Fifty percent of the funds were received at the time the notes were issued, and the other fifty percent was released to the Company in May 2009. These notes mature eighteen months from the date of funding, but that date may be extended for 2 periods of six months upon agreement of the majority of the note holders. In the event the Company has not repaid the notes before the Company’s next sale of Preferred Stock for a minimum aggregate purchase price of $12,000, the notes will automatically convert into shares of Preferred Stock at a conversion price equal to eighty percent of the lowest per share selling price of the new Preferred stock.
The notes accrue interest at a rate of 5% per year, compounded annually. As of May 31, 2009, the Company accrued interest totaling $108.
NOTE 7 — WARRANT TO PURCHASE PREFERRED STOCK
In October 2006, the Company issued a warrant to purchase shares of its Series D convertible preferred stock as part of a line of credit. The warrant allows the holder to purchase up to 655,958 shares of the Company’s preferred stock as of the date of exercise of the warrant at $0.63 per share. The warrant is exercisable for a period of 7 years after grant and expires in November 2013. At May 31, 2009, the warrant remains outstanding. The warrant is classified as a liability and recognized at fair value with changes to fair value recognized in the statement of operations as other income/expense under FSP FAS 150-5.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

The Company calculated the fair value of the warrant on the date of grant as $253 using the Black-Scholes option pricing model with the following assumptions: expected warrant term of 7 years; risk free interest rate of 4.59%; dividend yield of 0% and volatility of 56%. The total fair value of the warrants was allocated to the warrants and the residual was allocated to the line of credit. The resulting discount on the line of credit is being accreted as interest expense over the term of the line of credit which is 3 years beginning in October 2006. As of May 31, 2009, the debt discount was $35 to be amortized to interest expense during fiscal year 2010.
The fair value of the warrant as of May 31, 2009, was estimated to be $249 using the Black-Scholes-Merton option pricing model with the following assumptions: expected term of 4.5 years; risk free interest rate of 2.74%; dividend yield of 0% and volatility of 44.80%. The change in fair value of the warrant from May 31, 2008 to May 31, 2009, was immaterial.
NOTE 8 — CONDITIONALLY REDEEMABLE CONVERTIBLE PREFERRED STOCK
As of May 31, 2009, the Company’s conditionally redeemable convertible preferred stock consists of the following:

	Shares			Net of	Conditional
	Authorized	Outstanding	Liquidation	Issuance Costs	Redemption Value
Series A	1,282,532	1,276,811	$2,259	$4,387	$6,971
Series B	7,324,664	7,324,659	6,065	7,841	12,480
Series 1	3,037,000	3,036,995	1,676	3,349	5,175
Series C	14,774,288	14,774,285	7,023	6,903	10,956
Series D	29,454,170	28,798,211	18,000	17,860	28,080
Series E	17,816,420	17,816,420	25,000	24,836	39,000

	73,689,074	73,027,381	$60,023	$65,176	$102,662

The holders of preferred stock have various rights and preferences as follows:
Dividends — The holders of Series E preferred stock are entitled to receive noncumulative dividends in the amount of $0.1123 per share per annum payable when and if declared by the Board of Directors in priority and preference to any dividends payable on Series D, Series C, Series B, Series A, Series 1 preferred stock and common stock.
After payment has been made to the holders of Series E preferred stock of the full preferential amounts so payable to them, the holders of the then outstanding Series D and Series C are entitled to $0.050 and $0.038 per share per annum respectively in priority and preference to any dividends payable on Series B, Series A, Series 1 preferred stock and common stock.
After payment has been made to the holders of Series E, Series D and Series C preferred stock, the holders of Series B, Series A and Series 1 preferred stock shall be entitled to receive noncumulative dividends in the amount of $0.0874, $0.2975 and $0.0874 per share per annum, respectively, in priority and preference to any dividends payable on shares of common stock. As of May 31, 2009, no dividends have been declared or paid.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

Conversion — The outstanding shares of preferred stock shall be convertible into common stock by either Optional Conversion or Automatic Conversion. Each share of preferred stock shall be convertible, at any time or from time to time into fully paid and nonassessable shares of common stock at the option of the holder thereof. There are two methods of automatic conversion of preferred stock. First, each share of Series D, Series C, Series B, Series A and Series 1 preferred stock shall automatically be converted into fully paid and nonassessable shares of common stock, immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) exceeds $25,000 and the public offering price per share of which equals or exceeds $1.87512 before deduction of underwriters’ discounts and commissions. Second, each share of Series D, Series C, Series B, Series A and Series 1 preferred stock shall automatically be converted into fully paid and nonassessable shares of common stock upon the written consent of the holders of at least (i) sixty six and two-thirds percent (66 2/3%) of the outstanding Series D, Series C, Series B, Series A and Series 1 preferred stock (voting as a single class on an as-converted to common stock basis).
Each share of Series E preferred stock shall be automatically converted into fully paid and nonassessable shares of common stock, immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) exceeds $50,000 and the public offering price per share of which equals or exceeds $3.508 before deduction of underwriters’ discounts and commissions. Each share of Series E preferred stock shall automatically be converted into fully paid and nonassessable shares of common stock upon the written consent of the holders of at least 50 percent (50%) of the outstanding Series E preferred stock (voting as a single class on an as-converted to common stock basis).
Each share of Series A preferred stock, Series B preferred stock, Series 1 preferred stock, Series C, Series D and Series E preferred stock shall be convertible as mentioned above into the number of shares of common stock which results from dividing the Original Issue Price for each such series of preferred stock by the conversion price for such series of preferred stock that is in effect at the time of conversion (the “Conversion Price”). The initial conversion price for each of the above series of preferred stock shall be the corresponding original issue price. Further, the conversion price of each series of preferred stock shall be subject to adjustment from time to time for any (i) common stock event, (ii) dividends and distribution, (iii) adjustments for any reclassification, exchange and substitution. Following each adjustment of the conversion price, such adjusted conversion price shall remain in effect until a further adjustment of such Conversion Price.
Voting Rights — Each share of preferred stock entitles the holder to voting rights equal to the number of shares of common stock into which it is convertible.
Liquidation — In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series E preferred shall be entitled to be paid, out of the assets available for distribution, whether from capital, surplus or earnings, before payment shall be made in respect of Series A, Series B, Series 1, Series C, Series D preferred stock or common stock, an amount for each share of Series E preferred stock equal to one time the original issue price of $1.4032 per share, as adjusted for any stock split, combination, consolidation, stock dividend, stock distribution, recapitalization or the like with respect to such shares, plus all declared and unpaid dividends thereon to the date fixed for distribution. If, upon liquidation, dissolution or winding up, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series E preferred stock the full amounts to which they shall be entitled, the entire assets of the Company available for distribution shall be distributed to the holders of the Series E preferred stock ratably in proportion to the preferential amount each holder of Series E preferred stock is otherwise entitled to receive.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

After payment has been made to the holders of Series E preferred stock, the holders of Series D preferred shall be entitled to be paid, out of the assets available for distribution, whether from capital, surplus or earnings, before payment shall be made in respect of Series A, Series B, Series 1, Series C preferred stock or common stock, an amount for each share of Series D preferred stock equal to one time the original issue price of $0.62504 per share, as adjusted for any stock split, combination, consolidation, stock dividend, stock distribution, recapitalization or the like with respect to such shares, plus all declared and unpaid dividends thereon to the date fixed for distribution. If, upon liquidation, dissolution or winding up, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series D preferred stock the full amounts to which they shall be entitled, the entire assets of the Company available for distribution shall be distributed to the holders of the Series D preferred stock ratably in proportion to the preferential amount each holder of Series D preferred stock is otherwise entitled to receive.
After payment has been made to the holders of the Series E and Series D preferred stock, the Series C preferred stock shall be entitled to receive prior and in preference to any distribution of any assets or surplus funds to the holders of Series A, B, and 1 preferred stock or common stock, the amount for each share of Series C preferred stock equal to one time the original issue price of $0.47534 per share, plus all declared and unpaid dividends thereon. If, upon liquidation, dissolution or winding up, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series C preferred stock the full amounts to which they shall be entitled, the entire assets of the Company available for distribution shall be distributed to the holders of the Series C preferred stock ratably in proportion to the preferential amount each holder of Series C preferred stock is otherwise entitled to receive.
After payment has been made to the holders of the Series E, Series D and Series C preferred stock of the full preferential amounts so payable to them, the holders of the Series B and Series 1 preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds to the holders of the Series A preferred stock and common stock, the amount of $0.828015 and $0.2760 per share, respectively, for each share of Series B and Series 1 preferred stock then held by them, adjusted for any stock split, combination, consolidation, stock dividend, stock distribution, recapitalization or the like with respect to such shares, plus all declared but unpaid dividends thereon to the date fixed for distribution. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series B and Series 1 preferred stock the full amounts to which they shall be entitled, the entire assets of the Company available for distribution shall be distributed to the holders of the Series B and Series 1 preferred stock ratably in proportion to the preferential amount each holder of the Series B and Series 1 preferred stock is otherwise entitled to receive.
After payment has been made to the holders of Series E, Series D, Series C, Series B and Series 1 preferred stock of the full preferential amounts so payable to them, the holders of the Series A and Series 1 preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds to the holders of common stock, the amount of $1.769 and $0.276 per share for each share of Series A and Series 1 preferred stock then held by them, adjusted for any stock split, combination, consolidation, stock dividend, stock distribution, recapitalization or the like with respect to such shares, plus all declared but unpaid dividends thereon to the date fixed for distribution.
Any available funds and assets not paid or distributed to the holders of the Series E, Series D, Series C, Series B, Series A and Series 1 preferred stock as set forth above, shall be distributed among the holders of the then outstanding Series E, Series D, Series C, Series B, Series A, Series 1 preferred stock and common stock pro rata according to the number of shares of common stock held by each holder, until such time (i) with respect to the holders of outstanding shares of Series B preferred stock, as each such holder shall have received, in distributions, an aggregate amount equal to $1.36525, plus all declared but unpaid dividends thereon, (ii) with respect to the holders of outstanding shares of Series A preferred stock, as each such holder shall have received, in distributions, an aggregate amount equal to $4.375, plus all declared but unpaid dividends thereon, (iii) with respect to the holders of outstanding shares of Series 1 preferred stock, as each such holder shall have received, in distributions, an aggregate amount equal to one $1.36525, plus all declared but unpaid dividends thereon (iv) with respect to the holders of outstanding shares of Series C preferred stock, as each such holder shall have received, in distributions, an aggregate amount equal to $0.71301 plus all declared but unpaid dividends thereon, (v) with respect to the holders of outstanding shares of Series D preferred stock, as each such holder shall have received, in distribution, $0.93756 plus all declared but unpaid dividends thereon and (vi) with respect to the holders of outstanding shares of Series E preferred stock, as each such holder have received, in distribution, $5.6128 plus all declared but unpaid dividends thereon. After such distribution has been paid, any remaining available funds and assets shall be distributed solely among the holders of the then outstanding common stock pro rata according to the number of shares of common stock held by each holder thereof.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

Redemption — At any time during a 90 days period subsequent to the seventh anniversary the Series E Preferred Stock (originally issued at December 19, 2007) and upon consent of at least fifty percent (50%) of the holders of the Series E Preferred Stock, the Series E Preferred Stock is redeemable at a price per share equal to the Original Issue Price of $1.4032 per share and i) any dividends declared but unpaid thereon and ii) an amount equal to 8% of the Original Issue Price of the Series E Preferred Stock multiplied by a fraction, the numerator of which is the number of full months elapsed since the Original Issue Date of the Series E Preferred Stock through the date of the Series E Redemption Request and the denominator of which is 12 (collectively the redemption price) in three annual installments commencing no more than 60 days after receipt of the Series E redemption request (Redemption date).
If at any time during the 90 day period following the seventh anniversary of the Original Issues Date of the Series E Preferred Stock which is December 19, 2007, upon consent of at sixty six and two thirds percent (66 2/3%) of the holders of the Series D, Series C, Series B, Series A and Series 1 Preferred Stock the Series D, Series C, Series B, Series A and Series 1 Preferred Stock is redeemable at a price per share equal to the Original Issue Prices of $0.62504, $0.47534, $1.0922, $3.50 and $1.0922 respectively per share and i) any dividends declared but unpaid thereon and ii) an amount equal to 8% of the Original Issue Price of each of the series of preferred stock multiplied by a fraction, the numerator of which is the number of full months elapsed since the Original Issue Date of the Series E Preferred Stock through the date of the Series E Redemption Request and the denominator of which is 12 (collectively the redemption price) in three annual installments commencing no more than 60 days after receipt of the Series E redemption request (Redemption date).
NOTE 9 — COMMON STOCK
The Company’s Certificate of Incorporation, authorize the Company to issue 105,000,000 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available and declared by the board of directors, subject to the prior rights of holders of all classes of stock. No dividends have been declared or paid as of May 31, 2009.
The Company issued shares of its common stock to certain employees under stock purchase agreements, some of which contain repurchase provisions in the event of termination of employment. The shares generally are released from the repurchase provisions 25% after the first year and thereafter ratably over the remaining three years. Additionally, the shares initially purchased by the Company’s founders are subject to a right of repurchase by the Company, which lapses ratably over a four year period. As of May 31, 2009, there were no shares of the Company’s outstanding common stock subject to these repurchase provisions.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

At May 31, 2009, the Company had reserved the following shares of common stock for future issuances:

2009
Conversion of Series A convertible preferred stock	1,276,811
Conversion of Series B convertible preferred stock	7,324,659
Conversion of Series 1 convertible preferred stock	3,036,995
Conversion of Series C convertible preferred stock	14,774,285
Conversion of Series D convertible preferred stock	28,798,211
Conversion of Series E convertible preferred stock	17,816,420
Warrants to purchase Series D convertible preferred stock	655,958
Stock options plan:
Available for grant	8,567,581
Outstanding	17,392,824

99,643,744

NOTE 10 — STOCK OPTION PLAN
The Company’s 2003 Stock Plan (“the Plan”) provides for the issuance of options of the Company’s common stock to qualified directors, employees, and consultants. During the year ended May 31, 2008, the Company amended the Plan and increased the authorized shares to 27,693,760. Under the Plan, options to purchase common stock and restricted stock awards may be granted at no less than 100% of the fair value on the date of the grant (100% of fair value for incentive stock options and 85% of fair value in certain instances) as determined by the board of directors. The Plan provides for grants of immediately exercisable options; however, the Company has the right to repurchase any unvested common stock upon termination of employment at the original exercise price. Options become exercisable at such times and under such conditions as determined by the board of directors. Options generally vest over a four year period and have a maximum term of ten years.
The following table summarizes the activity under the Company’s stock option plan:

	Available		Weighted Average
	for Grant	Outstanding	Exercise Price
Balance as of May 31, 2008	5,730,620	20,846,942	$0.12
Granted	(1,675,204)	1,675,204	$0.40
Exercised	—	(617,157)	$0.14
Cancelled	4,512,165	(4,512,165)	$0.28

Balance as of May 31, 2009	8,567,581	17,392,824	$0.11

The options outstanding and exercisable as of May 31, 2009, are as follows:

	Options Outstanding			Options Vested and Exercisable
		Weighted Average			Weighted Average
		Remaining			Remaining
Exercise		Contractual Life	Weighted Average		Contractual Life	Weighted Average
Price	Outstanding	(Years)	Exercise Price	Exercisable	(Years)	Exercise Price
$0.02	50,000	1.48	$0.02	50,000	1.48	$0.02
$0.12	10,518,727	6.30	$0.12	9,305,635	6.30	$0.12
$0.15	1,023,063	8.13	$0.15	517,626	8.13	$0.15
$0.20	2,500	3.61	$0.20	2,500	3.61	$0.20
$0.40	5,751,284	8.99	$0.40	1,430,090	8.99	$0.40
$1.00	47,250	2.10	$1.00	47,250	2.10	$1.00

	17,392,824	7.27	$0.21	11,353,101	6.68	$0.16

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

The weighted-average fair value at grant date of options granted during the year ended May 31, 2009, was $0.19 per share. The aggregate grant date fair value of options granted during 2009 was $318.
As of December 31, 2009, total compensation costs related to nonvested stock options to be recognized in future periods under SFAS 123(R) is $712, which is expected to be recognized to stock-based compensation expense over a weighted average period of 1.27 years.
The Company did not grant any new options exercisable for common stock to consultants during the year ended May 31, 2009. Stock-based compensation expense related to stock options granted to non-employees is recognized as earned. At each reporting date, the Company revalues the earned portion of the stock-based compensation using the Black-Scholes-Merton option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of the Company’s common stock fluctuates. The calculation for non-employee stock-based compensation for the year ended May 31, 2009 was performed using the following assumptions: dividend yield 0%; options term of 10 years; volatility rate of 45%; expected term of 6 years; and risk-free interest rate of 4.40%. Stock-based compensation expense recognized related to stock options granted to consultants was $10 for the year ended May 31, 2009.
NOTE 11 — COMMITMENTS AND CONTINGENCIES
Growth Capital Line of Credit
In October 2006, the Company obtained a $4,000 growth capital line of credit (“LOC”) through Western Technology, Inc. for the purposes of providing working capital and to fund future expansion. The LOC has a thirty six (36) month term and six (6) months of interest only payments of 1.0% per month followed by thirty (30) months of principal and interest payment of 3.707% per month. On October 31, 2006, the Company drew upon the full amount of the LOC. The Company made principal payments totaling $1,576 for the year ended May 31, 2009. As of May 31, 2009, the Company has remaining principal payments of $781 expected to be repaid during fiscal year 2010. All amounts owed to Western Technology, Inc. were fully repaid by the Company in June 2009. The line of credit expired on October 1, 2009.
Operating Leases
The Company leases its facilities under non-cancelable operating leases with various expiration dates through April 30, 2011. Future minimum lease payments under non-cancelable operating leases are as follows:

Year ending May 31,
2010	$958
2011	793

Total minimum lease payments	$1,751

Rent expense for the year ended May 31, 2009, was $1,150.
Product Warranties
The Company generally offers a thirty to ninety day warranty on its products. Warranty expense has been insignificant for the year ended May 31, 2009, accordingly no warranty reserve was recorded for the year ended May 31, 2009.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

Software License Indemnity
Under the terms of the Company’s software license agreements with its customers, the Company agrees that in the event the software sold infringes upon any patent, copyright, trademark, or any other proprietary right of a third party, it will indemnify its customer licensees, against any loss, expense, or liability from any damages that may be awarded against its customer. The Company includes this infringement indemnification in all of its software license agreements and selected managed services arrangements. In the event the customer can not use the software or service due to infringement and the Company cannot obtain the right to use, replace or modify the license or service in a commercially feasible manner so that it no longer infringes, then the Company may terminate the license and provide the customer a refund of the fees paid by the customer for the infringing license or service. The Company has recorded no liability associated with this indemnification, as it is not aware of any pending or threatened actions that are probable losses.
Foreign Income and State Sales Taxes
As of May 31, 2009 the Company determined that it may be liable for certain foreign income and state sales taxes owed to certain countries and states plus penalties and interest owed thereon. The Company has evaluated these tax liabilities to be probable but not reasonably estimable. In accordance with SFAS 5, these items require disclosure only and no accrual was deemed necessary.
Contingencies
From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of the Company. See also Note 14 below.
NOTE 12 — INCOME TAXES
At May 31, 2009, the Company has net deferred income tax assets as follows:

Net operating loss carryforwards	$25,075
Reserves and accruals	940
Depreciation and amortization	168
Research and development credits	2,020

28,203

Valuation allowance	(28,203)

Net deferred tax assets	$—

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. The significant temporary differences that give rise to deferred tax assets are as follows: software development costs, accrued expenses, and net operating loss carryforwards.
SFAS No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period.
For financial reporting purposes, the Company has incurred taxable losses since its inception. Based on the available objective evidence, including the Company’s history of operating losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its deferred tax assets at May 31, 2009. The valuation allowance for deferred tax assets increased by approximately $5,454 for the year ended May 31, 2009.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

The amount of valuation allowance for deferred tax assets associated with excess tax deduction from stock-based compensation arrangements that is allocated to contributed capital if the future tax benefits are subsequently recognized is $12.
As of May 31, 2009, the Company has approximately $49,245 and $38,470 of federal and California net operating losses, respectively, available to carryforward to offset future taxable income. These loss carryovers expire beginning in 2020 for federal purposes and beginning in 2010 for California purposes. The Company also has foreign net operating loss carryforwards of approximately $20,187 which will expire beginning in 2014.
As of May 31, 2009, the Company has approximately $1,193 and $1,254 in federal and state tax credits, respectively. The federal tax credits expire starting in 2020 and the state tax credits have no expiration.
The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating losses and certain credits in the event of an “ownership change,” as defined by Section 382 of the Internal Revenue Code. There has not been a determination as to whether an ownership change has taken place, as defined, but net operating losses and credits available for use in future years may be limited.
NOTE 13 — EMPLOYEE BENEFIT PLAN
The Company has established a defined contribution retirement plan under section 401(k) of the Internal Revenue Code, which covers substantially all employees. Eligible employees may contribute amounts to the Plan subject to certain limitations. Since incorporation, the Company has made no contributions to the Plan.
NOTE 14 — SUBSEQUENT EVENTS
Loan and Security Agreement
In June 2009, the Company entered into a loan and security agreement with Square 1 Bank that allows the Company to borrow up to $2,000 in term loans and up to $4,000 under a revolving accounts receivables formula-based loan, secured by a first priority lien in certain assets of the Company. The term loan bears interest at a rate equal to the greater of (i) Prime plus 3%; or (ii) 6.25%. The formula line advances bears interest at a rate equal to the greater of (i) Prime plus 2.5%; or (ii) 5.75%. The Company drew down $2,000 in July 2009 under the term loan. Repayments commence in January 2010 in thirty monthly equal principal installments plus accrued interest.
Additionally, the loan and security agreement requires the Company to maintain a minimum liquidity ratio of 1.5 to 1.0 as a financial covenant. The liquidity ratio is defined as “the ratio of the sum of Cash in Bank plus the Borrowing Base to all Indebtedness to Bank.”
Settlement of Litigation
In October 2009, the Company entered into a settlement agreement and general release of claims relating to an ongoing litigation. As the related legal matter occurred prior to May 31, 2009, the Company has properly accrued the settlement amount of $185 and remaining unpaid related legal fees of $145. These amounts are included in the accrued liabilities balance in the consolidated balance sheet as of May 31, 2009, as accrued professional and legal fees.
Stock Options Grants
On November 4, 2009, the Company’s Board of Directors approved grants of stock options to purchase 1,965,000 shares of common stock to employees. All stock options granted have an exercise price of $0.21 per share and a vesting term of 4 years.

SIPERIAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per-share data)

In December 2009, the Company’s Board of Directors approved grants of stock options to purchase 400,000 shares of common stock to employees. All stock options granted have an exercise price of $0.21 per share and a vesting term of 4 years.
Acquisition of the Company
On January 28, 2010, the Company was acquired by Informatica Corporation, (“Informatica”) a publicly held company incorporated in Delaware. Informatica is a leading independent provider of enterprise data integration and data quality software and services. Informatica acquired Siperian in a cash merger transaction valued at approximately $130 million. Approximately $18.3 million of the consideration otherwise payable to former Siperian stockholders, vested option holders and participants in Siperian’s Management Acquisition Bonus Plan was placed into an escrow fund and held as partial security for the indemnification obligations of the former Siperian stockholders, vested option holders, and participants in Siperian’s Management Acquisition Bonus Plan set forth in the merger agreement and for purposes of the working capital adjustment set forth therein. The escrow fund will remain in place until July 28, 2011, although 50% of the escrow funds will be distributed to former Siperian stockholders, vested option holders, and participants in Siperian’s Management Acquisition Bonus Plan on January 28, 2011.
Repayment of Debt
On January 28, 2010 the Company fully repaid the outstanding loan and accrued interest to Square 1 Bank. As of March 1, 2010, the Company fully repaid the Notes Payable to Shareholders. See Note 6. Debt Arrangements above for further discussion.